Exhibit 2.1

CONTRIBUTION AGREEMENT

by and between

VIDEOCON D2H LIMITED

and

SILVER EAGLE ACQUISITION CORP.

Dated December 31, 2014

i

EXHIBITS AND SCHEDULES

Exhibit A	—	Shareholder Lockup, Tag Along and Voting Agreement
Exhibit B	—	Sponsor Lockup Agreement
Schedule 1.1	—	SEAC Distribution Record Holders Ownership Percentages
Schedule 4.13	—	Alternate Directors

Disclosure Schedule

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is entered into on December 31, 2014 by and between Videocon d2h Limited, a public limited company organized under the laws of the Republic of India (“Videocon d2h”), and Silver Eagle Acquisition Corp., a Delaware corporation (“SEAC”).

All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Article 9 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise. Videocon d2h and SEAC may also be referred to collectively herein as the “Parties” and individually as a “Party.”

PRELIMINARY STATEMENTS

A. SEAC is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

B. Videocon d2h is a direct-to-home service provider which distributes multiple television channels and allied video and audio services to its subscribers in India.

C. The Parties desire that SEAC contribute a substantial portion of its assets (consisting solely of cash) in exchange for such number of newly issued equity shares, face value 10 per share, of Videocon d2h (the “Shares”) further described herein, upon the terms and subject to the conditions set forth in this Agreement. The Shares will be represented by ADSs, which will be issued to the SEAC Distribution Record Holders (as directed by SEAC).

D. Contemporaneously with the execution and delivery of this Agreement, Videocon d2h is submitting on a confidential basis to the SEC a draft registration statement on Form F-4 (including any subsequently submitted or filed amendments to such registration statement on Form F-4 (except to the extent specified in the introduction to Article 3), the “F-4”), including the related Proxy Statement/Prospectus, that is both the proxy statement to be distributed to holders of SEAC common stock in connection with the solicitation by SEAC of proxies for the Required SEAC Vote (as hereinafter defined) and the prospectus covering the registration of the Shares to be issued by Videocon d2h pursuant to this Agreement.

AGREEMENT

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants and other valuable consideration herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

CONTRIBUTION AND ISSUANCE OF SHARES

1.1 Contribution and Issuance of Shares.

(a) In accordance with the terms and subject to the conditions of this Agreement, at the Closing, SEAC shall contribute to Videocon d2h an amount in cash in U.S. Dollars of at least $200,850,000 (the “Contribution Amount”), and Videocon d2h shall issue, sell and deliver to the SEAC Distribution Record Holders (as directed by SEAC) in accordance with Section 1.2 of this Agreement, an aggregate number of Shares such that the SEAC Distribution Record Holders shall own, at the Closing, the relevant SEAC Distribution Record Holders Ownership Percentage of the Fully Diluted Equity Capital set out in the table attached hereto as Schedule 1.1 (which sets out the SEAC Distribution Record Holders Ownership Percentage ranging from 33.50% to 38.55% depending on the actual Contribution Amount contributed ranging from $200.85 million to $273.35 million) in respect of the applicable actual Contribution Amount contributed by SEAC to Videocon d2h pursuant to Section 1.2(a) of this Agreement. In the event that the actual Contribution Amount is an amount between any of the Contribution Amounts specified in the table attached hereto as Schedule 1.1, the SEAC Distribution Record Holders Ownership Percentage shall be adjusted proportionately between the related SEAC Distribution Record Holders Ownership Percentages in proportion to where the actual Contribution Amount falls between the two Contribution Amounts specified in such table.

(b) In the event the number of Indian Rupees each U.S. Dollar buys on the last trading day before the effective date (the “Effective Date”) of the Registration Statement on Form F-4 is more than three percent (3%) higher or lower than the Indian Rupee/U.S. Dollar Exchange Rate at 12:00 Noon India time on the date hereof (the “Base Rate”), the SEAC Distribution Record Holders Ownership Percentage shall be proportionately increased in the event the Indian Rupee shall have depreciated in value (such that up to a maximum number of 10% more Shares are issued) or proportionately decreased in the event the Indian Rupee shall have appreciated in value (such that up to a maximum number of 10% less Shares are issued). In the event that the Indian Rupee/U.S. Dollar Exchange Rate either appreciates or depreciates more than 10% versus the Base Rate, either Party may terminate this Agreement or the Parties may agree to negotiate additional adjustments or renegotiate the amounts set forth in Section 1.1 hereof.

(c) The Parties agree that, at the Closing or thereafter, the Shareholders will be entitled to receive from Videocon d2h an aggregate number of newly issued additional Shares (the “Shareholder Earnout Shares”) constituting 3.88% of the expanded capital base including the shares then outstanding and these Shareholder Earnout Shares (not including the effect of any follow-on public or private offerings of Shares or ADSs after the Closing Date or issuances pursuant to any scheme or pursuant to Section 6.1(r)) (with 50% of such Shares being issued by Videocon d2h if the Initial Performance Hurdle has been satisfied and the remaining 50% if the Subsequent Performance Hurdle has been satisfied, provided, however, that such Shares would become immediately issuable upon the filing of a draft red herring prospectus with the Securities and Exchange Board of India for an initial public offering of Videocon d2h in India provided that the Parties will agree a mechanism to reflect the intent of the Initial Performance Hurdle and the Subsequent Performance Hurdle with respect to such Shares).

1.2 Payment and Delivery of Contribution Amount; Distribution of ADSs.  At the Closing

(a) SEAC shall deliver the Contribution Amount to Videocon d2h by paying the Contribution Amount to Videocon d2h by wire transfer or intrabank transfer of immediately available funds to an account designated by Videocon d2h no later than the close of business on the third (3rd) Business Day prior to the Closing Date;

(b) Videocon d2h shall deliver to the Depositary the Shares issued by Videocon d2h in exchange for the contribution by SEAC pursuant to Section 1.1(a) hereof, which Shares shall be registered in the name of the Depositary (or its custodian) and shall be represented by ADSs to be issued by the Depositary to the stockholders of SEAC as of the close of business on a date determined by the Board of Directors of SEAC (such date, the “SEAC Distribution Record Date,” and such stockholders as of the SEAC Distribution Record Date, the “SEAC Distribution Record Holders”) (as directed by SEAC) or, if required by the Depositary, to transfer all such ADSs to the Distribution Agent for further transfer to the SEAC Distribution Record Holders (as directed by SEAC);

(c) Videocon d2h shall cause the Depositary to issue and deliver ADSs representing the Shares in accordance with the notice provided by SEAC pursuant to Section 1.2(b) hereof (the “SEAC Distribution Record Holder ADSs”) and deliver (or credit through direct registration) ADSs evidencing the SEAC Distribution Record Holder ADSs to the SEAC Distribution Record Holders (or, if required by the Depositary, to the Distribution Agent for further delivery (crediting) to the SEAC Distribution Record Holders) as soon as reasonably practicable after the Closing, but in no event later than the third (3rd ) Business Day following the Closing Date.

1.3 Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of McDermott Will & Emery LLP in New York, New York, commencing at 10:00 a.m. Eastern Time on the second (2nd) Business Day following the satisfaction or waiver of all conditions of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as SEAC and Videocon d2h may mutually determine (the “Closing Date”). All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 12:01 a.m. Eastern Time on such date.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SEAC

SEAC represents and warrants to Videocon d2h that the statements contained in this Article 2 are correct and complete as of the date hereof and as of the Closing Date.

2.1 Organization of SEAC.  SEAC is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware.

2.2 Authorization of Transaction.  SEAC has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which SEAC is a party and to perform SEAC’s obligations hereunder and thereunder. The execution and delivery by SEAC of this Agreement and the Ancillary Agreements to which SEAC is a party and the performance by SEAC of the transactions contemplated hereby and thereby have been duly approved by all requisite corporate action of SEAC other than with respect to the receipt of the Required SEAC Vote. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties thereto, this Agreement and each Ancillary Agreement to which SEAC is a party constitute the valid and legally binding obligation of SEAC, enforceable against SEAC in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

2.3 Non-contravention.  Neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which SEAC is a party, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate or conflict with any Law or Order to which SEAC is subject, (ii) violate any provision of the Organizational Documents of SEAC or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which SEAC is a party or by which it is bound or to which any of its assets is subject, excluding from the foregoing clause (i), violations and breaches, the existence of which would not, individually or in the aggregate, materially and adversely affect SEAC’s ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which SEAC is a party and subject to the receipt of certain notices, and the Required SEAC Vote and the filing of a definitive proxy statement with the SEC in respect of the SEAC Stockholder Meeting.

2.4 Brokers’ Fees.  SEAC does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement other than Deutsche Bank AG and such other person as notified in writing by SEAC to Videocon d2h. SEAC is solely responsible for the payment of such fees and commissions.

2.5 Litigation.  There are no complaints, charges, Proceedings, Orders, or investigations pending or, to the Knowledge of SEAC, threatened or anticipated relating to or affecting SEAC. There is no outstanding Order to which SEAC is subject.

2.6 F-4.  Except as a result of any blanks specifically included in the F-4 as placeholders for information to be filled in in an amendment to the F-4, the information relating to SEAC contained in the F-4, as of the date submitted to the SEC, does not, on such date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF VIDEOCON D2H

Videocon d2h represents and warrants to SEAC that the statements contained in this Article 3 are correct and complete as of the date hereof and as of the Closing Date (it being understood that any representations or warranties that are qualified by reference to the F-4 are qualified only by the draft F-4 submitted confidentially to the SEC on the date hereof and not by any revisions or amendments thereto (unless agreed to by SEAC pursuant to Section 4.5) and, unless specifically stated in a representation or warranty, are not qualified by the risk factors or other prospective or forward-looking information contained therein).

3.1 Organization, Qualification and Power.  Videocon d2h is a corporation duly organized and validly existing under the laws of India and has all requisite corporate power and authority to own and operate its properties and to carry on its businesses as now conducted. Videocon d2h has made available to SEAC a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date. Videocon d2h is not in violation of any of the provisions of its certificate of incorporation or bylaws. Videocon d2h has no Subsidiaries.

3.2 Authorization of Transaction.

(a) Videocon d2h has full entity power, authority and legal capacity to execute and deliver the Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Videocon d2h of the Agreement and the Ancillary Agreements to which it is a party and the performance by Videocon d2h of the transactions contemplated hereby and thereby have been duly approved by all corporate requisite action of Videocon d2h. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties thereto, this Agreement and each Ancillary Agreement to which Videocon d2h is a party constitute the valid and legally binding obligation of Videocon d2h, enforceable against Videocon d2h in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(b) The Shares, when issued and delivered against payment thereof, may be freely deposited by Videocon d2h with the Depositary; the ADSs to be issued, when issued and delivered against payment thereof, will be freely transferable by Videocon d2h to or for the account of the SEAC Distribution Record Holders; and except as disclosed in the F-4 there are no restrictions on subsequent transfers of such ADSs: (i) under the laws of India or the United States or (ii) any contractual restrictions on resale.

(c) Upon issuance by the Depositary of the ADRs evidencing ADSs and the deposit of Shares in respect thereof in accordance with the provisions of the Deposit Agreement, such ADSs will be duly authorized, validly issued, fully paid and nonassessable, and the persons in whose names such ADSs are registered will be entitled to the rights of registered holders of the ADSs specified therein and in the Deposit Agreement. The Deposit Agreement, when executed, will conform in all material respects to the descriptions thereof contained in the F-4.

(d) Except as disclosed in the F-4, all dividends and other distributions which may be declared and payable on the equity shares of Videocon d2h may under the current laws, rules and regulations of India be paid to the Depositary, and where they are to be paid from India are freely transferred out of India. Except as disclosed in the F-4, all such dividends and other distributions will not be subject to withholding or other Taxes under the Laws of India and are otherwise free and clear of any other Tax, withholding or deduction in India and without the necessity of obtaining any Consent of any Governmental Body in India.

3.3 Capitalization.  All of the outstanding Videocon d2h Securities have been duly authorized, are validly issued, fully paid, and non-assessable and have been issued without violation of any preemptive right or other right to purchase. Except as disclosed in the F-4, there are no share capital or other ownership interests in Videocon d2h or outstanding securities convertible or exchangeable into share capital or other ownership interests of Videocon d2h, and there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require Videocon d2h to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem share capital or other ownership interests in Videocon d2h. The F-4 contains a complete and correct list of the record and beneficial owners of such share capital, ownership interests, securities and options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal and other Contracts, which is true and correct as of the date hereof. There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to Videocon d2h. There are no voting trusts, proxies or other Contracts with respect to the voting of the share capital or other ownership interests of Videocon d2h. Upon the Closing, the Shares and ADSs (other than any ADSs to which restrictions apply under securities laws or contractual obligations applicable to the holders of the ADSs) will be delivered by Videocon d2h and the Depositary free and clear of all Liens or other adverse claims and the Shares and ADSs will be duly authorized, validly issued, fully paid and non-assessable and issued without violation of any preemptive right or other right to purchase.

3.4 Non-contravention.  Neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which Videocon d2h is a party, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any Law or Order to which Videocon d2h is subject, (ii) violate any provision of its Organizational Documents, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice, consent or payment under any Contract or Permit to which Videocon d2h is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien (other than Permitted Liens upon any of its assets), except: (A) in the case of the matters described in clause (i), such violations or other consequences as would not give rise to a Material Adverse Effect and (B) in the case of the matters described in clause (iii), such violations or other consequences as would not reasonably give rise to losses, liabilities or other costs in excess of an aggregate of $1.0 million and subject to in each case the receipt of certain notices, approvals and consents from the Ministry of Information and Broadcasting and Videocon d2h’s lenders as on September 30, 2014 (under loan agreements specified on Section 3.13(a) of the Disclosure Schedule) and the effectiveness of the registration statement on Form F-4.

3.5 Brokers’ Fees.  Videocon d2h does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.6 Assets.

(a) Videocon d2h has good and valid title to, or a valid leasehold interest or license in, the properties and assets (tangible and intangible) used by them, located on its premises or shown on the F-4 or acquired after the date thereof, free and clear of all Liens, except for Liens arising pursuant to any Indebtedness of Videocon d2h as set forth on Section 3.13(a) of the Disclosure Schedule or in the F-4, Permitted Liens and other minor defects of title or other interests as would not, individually or in the aggregate, give rise to a Material Adverse Effect. Such properties and assets are all the properties and assets necessary to operate the business of Videocon d2h as presently conducted.

(b) The material, buildings, machinery, equipment and other tangible assets that Videocon d2h owns and leases, other than Consumer Premises Equipment, are free from visible material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently used.

3.7 Financial Statements; Indebtedness; Interim Conduct.

(a) The audited balance sheets, statements of income, shareholders’ equity and cash flows as of and for the fiscal years ended March 31, 2013 and March 31, 2014 (the “Annual Financial Statements”) included in the F-4 are, and the unaudited balance sheets, statements of income, shareholders’ equity and cash flows (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) as of and for the six (6) month period ended September 30, 2014, will be, when included in the F-4, correct and complete and consistent with the books and records of Videocon d2h (which are in turn correct and complete), have been prepared in accordance with IFRS consistently applied, and present fairly in all material respects the financial condition, results of operation, changes in equity and cash flow of Videocon d2h as of and for their respective dates and for the periods then ended; provided, however, that the Interim

Financial Statements (i) are subject to normal, recurring year-end adjustments consistent with prior years, none of which are expected to be material and (ii) do not contain all footnotes or other presentation materials required by IFRS.

(b) Videocon d2h maintains accounting controls and systems which are sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the accurate preparation of financial statements in conformity with generally accepted accounting principles and to maintain proper accountability for items, (iii) access to their property and assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Videocon d2h’s outstanding Net Debt was an amount equal to INR 27,385.12 million as of March 31, 2014 and INR 27,803.78 million as of September 30, 2014.

(d) Other than as set forth in the F-4, the outsourcing of Videocon d2h’s installation and aftersales support function and the appointment of a super distributor for the sale of recharges, since March 31, 2014, the business of Videocon d2h has been conducted in the Ordinary Course of Business consistent with past practice and no Material Adverse Change has occurred.

(e) Videocon d2h has provided SEAC with its budget for the fiscal year ending March 31, 2015 (the “2015 Budget”), which budget was prepared by Videocon d2h in good faith and based on reasonable assumptions.

(f) Videocon d2h has provided SEAC with its general outlook for the fiscal year ending March 31, 2016, which was prepared by Videocon d2h in good faith and based on reasonable assumptions.

3.8 Undisclosed Liabilities.  Except as set forth in the F-4, there is no liability, commitment or obligation of Videocon d2h (whether matured or unmatured, absolute or contingent, whether or not accrued) that would be required by IFRS to be reflected on a balance sheet of Videocon d2h (or described in the notes thereto), other than (i) liabilities or obligations reflected, accrued or reserved against in the audited balance sheet of Videocon d2h as of March 31, 2014, (ii) liabilities incurred since March 31, 2014 in the Ordinary Course of Business consistent with past practice and Videocon d2h’s business plan or (iii) liabilities or obligations in an amount that does not exceed in the aggregate $5.0 million.

3.9 Legal Compliance.

(a) Videocon d2h has complied and is in compliance with all applicable Laws and Orders to which it is subject except as set out in the F-4 (including under the section “Risk Factors”) and for any non-compliance which would not have a Material Adverse Effect, and no Proceeding has been filed or commenced or, to the Knowledge of Videocon d2h, threatened alleging any failure so to comply. Except as set out in the F-4 (including under the section “Risk Factors”), since March 31, 2014, Videocon d2h has not received any notice or communication alleging any non-compliance of the foregoing, that, if made the subject of a Proceeding against Videocon d2h and adversely determined, would have a Material Adverse Effect.

(b) Videocon d2h has all the Permits necessary for the operation of the business of Videocon d2h and all such Permits are in full force and effect, except where the failure to possess such Permits would not, individually or in the aggregate have a Material Adverse Effect. No Proceeding is pending or, to the Knowledge of Videocon d2h, threatened to revoke or limit any Permit that would have a Material Adverse Effect.

(c) Neither Videocon d2h, nor any of its officers, managers, directors, agents, employees or any other Persons acting on its behalf, has acted in contravention of the (Indian) Prevention of Corruption Act, 1988, or any other anti-corruption or anti-bribery Law applicable to Videocon d2h in India.

3.10 Tax Matters.

(a) Except as set out in the F-4 and except as has not had and will not have a Material Adverse Effect, Videocon d2h (i) has duly and timely filed, or have caused to be duly and timely filed, all Tax Returns required to be filed by it (taking into account any extension of time within which to file) and all such Tax

Returns are complete and accurate in all respects and were prepared in compliance with all applicable Laws; and (ii) has paid all Taxes that are required to be paid (whether or not shown on any Tax Return) or that Videocon d2h is obligated to deduct or withhold from amounts owing to any employee, creditor or other third party, except with respect to matters contested in good faith through appropriate proceedings or for which adequate reserves have been established through provisions or contingencies on Videocon d2h’s current balance sheet.

(b) Except as set out in the F-4 and except as has not had or would not have a Material Adverse Effect, there are no audits, examinations, investigations, deficiencies, claims or other proceedings in respect of Taxes or Tax matters pending or threatened in writing to Videocon d2h.

(c) Except as set out in the F-4, and except as has not had and will not have a Material Adverse Effect, adequate reserves or accruals have been established or appropriate contingent liability disclosed in the notes of the Financial Statements to provide for the payment of all Taxes which are not yet due and payable with respect to Videocon d2h.

(d) Except as set out in the F-4 and except as has not had or would not have a Material Adverse Effect, no claim has ever been made by any taxing authority in a jurisdiction where Videocon d2h does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(e) Except for agreements in the Ordinary Course of Business with foreign vendor that include provisions for the grossing up of payments thereunder for taxes, Videocon d2h is not a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement, and is not liable for the Taxes of any other Person as a transferee or successor, by Contract or otherwise except as may be required by applicable law.

(f) Videocon d2h (i) is not a “controlled foreign corporation” as defined in Section 957 of the Code and (ii) does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.

(g) Videocon d2h is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(h) Videocon d2h has not waived any statute of limitations in respect of Taxes or agreed to any extension of time, except extensions as permissible under Law, with respect to the payment of any Tax or any Tax assessment or deficiency.

(i) As of March 31, 2014 Videocon d2h was not a “passive foreign investment company” within the meaning of Section 1297 of the Code.

3.11 Real Property.  Subject to the respective terms and conditions in the Leases, Videocon d2h is the sole legal and equitable owner of the leasehold interest in the premises at Greater Noida where its digital broadcast center is situated, free and clear of all Liens (other than except for Liens arising pursuant to any Indebtedness of Videocon d2h and Permitted Liens).

3.12 Intellectual Property.

(a) Except as has not had and would not have, either individually or in the aggregate, a Material Adverse Effect, Videocon d2h owns, or is licensed or otherwise possesses legally enforceable rights to use, subject to any existing licenses or other grants of rights to third parties, all Intellectual Property used in its business as currently conducted (collectively, the “Videocon d2h Intellectual Property”).

(b) Except as has not had and would not have a Material Adverse Effect: (i) there are no pending or, to the Knowledge of Videocon d2h, threatened claims by any Person alleging infringement of any Intellectual Property rights of any Person by Videocon d2h, (ii) to the Knowledge of Videocon d2h, the conduct of the business of Videocon d2h does not infringe any Intellectual Property rights of any Person, (iii) to the Knowledge of Videocon d2h, Videocon d2h has not made any claim of a violation or infringement by others of its rights to or in connection with the Videocon d2h Intellectual Property, (iv) to the Knowledge of Videocon d2h, no Person is infringing any Videocon d2h Intellectual Property and (v) to the Knowledge of Videocon d2h, there are no ongoing interferences, oppositions, reissues, or reexaminations or other inter partes proceedings which could reasonably be expected to result in a loss or limitation of a patent right or claim involving any Videocon d2h Intellectual Property.

(c) Except as has not had and would not have a Material Adverse Effect, to the Knowledge of Videocon d2h, all Intellectual Property owned by Videocon d2h is valid and enforceable and in full force and effect.

3.13 Contracts.

(a) Section 3.13(a) of the Disclosure Schedule contains a complete and correct list of the Contracts to which Videocon d2h is a party and which are in the following categories:

i.	License and regulatory;
ii.	Satellite capacity;
iii.	Content (limited to the top 5 by annual contract value);
iv.	Vendor (limited to the top 5 by annual contract value for expenses and the top 3 by annual contract value for purchase);
v.	Outsourced partner (limited to the top 3 by annual contract value); and
vi.	Indebtedness as on September 30, 2014 (other than (a) letters of credit issued, bank guarantees, bill discounting facility and small & medium enterprises vendor bill discounting facility aggregating a total limit of INR 2,350 million; and (b) short term unsecured loan from Videocon Industries Limited of INR 2,250 million).

(b) Videocon d2h has provided SEAC with access to, or a description that is accurate in all material respects and that fairly summarizes and does not omit any material information regarding the contents of, a correct and complete copy of each written Material Contract, together with all amendments, exhibits, attachments, waivers or other changes thereto.

(c) All descriptions of Contracts or other material documents in the F-4 (the “F-4 Contracts”) are accurate in all material respects, fairly summarize the contents of such F-4 Contracts and do not omit any material information which affects the import of such descriptions. There are no contracts or documents that would be required to be described in the F-4 under the Securities Act or filed as an exhibit to the F-4 that have not been so described or filed (or, in the case of any contracts or documents required to be filed as an Exhibit to the F-4 but not being filed contemporaneously with the execution and delivery of this Agreement, listed as an Exhibit to the F-4 and anticipated to be filed by Videocon d2h prior to requesting acceleration of effectiveness of the F-4). Except as set forth in the F-4, since the date of the latest Annual Financial Statements in the F-4, Videocon d2h has not (other than the outsourcing of Videocon d2h’s installation and aftersales support function and the appointment of a super distributor for the sale of recharges) (A) entered into or assumed any material Contract, (B) acquired or disposed of, or agreed to acquire or dispose of, any business or any other asset material to Videocon d2h, or (C) entered into a letter of intent or memorandum of understanding (or announced an intention to do so) relating to any matters identified in clauses (A) or (B) above.

(d) Each Material Contract and other F-4 Contract is legal, valid, binding, enforceable, in full force and effect and will continue to be legal, valid, binding and enforceable on substantially identical terms following the Closing Date. Except as specifically disclosed and described in Section 3.13(d) of the Disclosure Schedule or the F-4 (including under the section “Risk Factors”) or except as has not had and will not have a Material Adverse Effect, (i) no Material Contract or other F-4 Contract has been breached or canceled by Videocon d2h, or, to the Knowledge of Videocon d2h, any other party thereto, (ii) Videocon d2h has performed all obligations under such Material Contracts or other F-4 Contracts required to be performed by Videocon d2h, (iii) there is no event which, upon giving of notice or lapse of time or both, would constitute a breach or default under any such Material Contract or other F-4 Contract that would permit the termination of such Material Contract or other F-4 Contract by a counterparty or accelerate any material payments to be made by Videocon d2h thereunder, and (iv) Videocon d2h has not assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any such Material Contract or other F-4 Contract.

3.14 Insurance.  Videocon d2h is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are appropriate for its business in which it is engaged, and Videocon d2h has no reason to believe that it will be unable to renew its existing insurance coverage as and when such coverage expires or obtain similar coverage as may be necessary to continue its business at a cost that would not result in a Material Adverse Effect. Except as disclosed in the F-4, the insurance policies maintained by Videocon d2h are in full force and effect and Videocon d2h is in compliance with the terms of such policies.

3.15 Litigation.  Except as set forth in the F-4 (including under the section “Risk Factors”), there are no material Proceedings, Orders, or investigations pending or, to the Knowledge of Videocon d2h, threatened or anticipated relating to or affecting Videocon d2h. There is no outstanding Order to which Videocon d2h is subject.

3.16 Employees.  Videocon d2h is not a party to or bound by any collective bargaining or other agreement with a labor union and, to Videocon d2h’s Knowledge, no petition has been filed or Proceedings instituted by any employee or group of employees of Videocon d2h with any labor relations board seeking recognition of a bargaining representative. To Videocon d2h’s Knowledge, there is no organizational effort currently being made or threatened by or on behalf of any labor union to organize any employees of Videocon d2h. There is no labor strike, picketing, slowdown, lockout, employee grievance process or other work stoppage or labor dispute pending or, to Videocon d2h’s Knowledge, threatened between Videocon d2h, on the one hand, and any of its employees, on the other hand, and except for such disputes with individual employees arising in the Ordinary Course of Business. Videocon d2h is in compliance in all material respects with all applicable Laws pertaining to the employment of their employees, including all such Laws relating to fair employment practices, equal employment opportunities, prohibited discrimination and other similar employment activities.

3.17 Employee Benefits.  Videocon d2h has made available to SEAC correct and complete copies of the plan documents and summary plan descriptions, all related trust agreements, insurance Contracts, and other funding arrangements which implement each such Employee Benefit Plan. All descriptions of Employee Benefit Plans are accurate in all material respects, fairly summarize the contents of such Employee Benefit Plan and do not omit any material information which affects the import of such descriptions. Except as otherwise described in the F-4, Videocon d2h does not maintain or contribute to and does not have any obligation to contribute to or have any material liabilities to any Employee Benefit Plan other than an employment gratuity plan and grant encashment plan. Each such Employee Benefit Plan (and each related trust, insurance Contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of applicable Laws. All required reports and descriptions have been timely filed and/or distributed in accordance with the applicable requirements of applicable Laws with respect to each such Employee Benefit Plan.

3.18 Environmental, Health, and Safety Matters.

(a) Videocon d2h has complied and is in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.

(b) Without limiting the generality of the foregoing, Videocon d2h has obtained, has complied, and is in compliance with all Permits and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of the facilities of Videocon d2h and the operation of the business of Videocon d2h, except for any Permits or other authorizations the non-possession of which would not give rise to a Material Adverse Effect.

(c) Videocon d2h has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to it, its current or former facilities or the Leased Real Property arising under Environmental, Health, and Safety Requirements.

3.19 Business Continuity.  None of the Software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by Videocon d2h in the conduct of their businesses (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused or reasonably could be expected to cause any substantial disruption or interruption in or to the use of any such Systems by Videocon d2h, that has or would give rise to a Material Adverse Effect.

3.20 Certain Business Relationships with Videocon d2h.  Except as set forth in the F-4, there are no “related party transactions” (as defined in IFRS and as such term is defined or interpreted for purposes of disclosure requirements for the Form F-4) involving Videocon d2h and the Shareholders, or any officer, manager, partner or director of Videocon d2h, or any of the Affiliates of any of the foregoing, and all such transactions disclosed in the F-4 are on arms’ length terms.

3.21 Restrictions on Business Activities.  Except as set out in the F-4 and the restrictions contained in the DTH License Agreement listed in Schedule 3.13(a) of the Disclosure Schedule pursuant to which Videocon d2h is not permitted to hold more than 20% equity shares in any broadcasting and/or cable network company, at any time during the license period stated therein, there is no Contract or other instrument which restricts or prohibits Videocon d2h from competing with any other Person, from engaging in any business or from conducting activities, or which otherwise restricts or prohibits the conduct of the business of Videocon d2h.

3.22 Regulatory Matters.  Videocon d2h does not have any operations in the United States of America or any assets located in, or revenues derived from sales to, the United States of America. Videocon d2h acknowledges that SEAC is relying on the foregoing representation in not making a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any applicable rules and regulations thereunder.

3.23 F-4.  Except as a result of any blanks specifically included in the F-4 as placeholders for information to be filled in in an amendment to the F-4, the information relating to Videocon d2h contained in the F-4, as of the date submitted to the SEC, does not, on such date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.24 Investment Company.  Videocon d2h is not and, after giving effect to the transactions contemplated by this Agreement, will not be an “investment company” as defined in the United States Investment Company Act of 1940, as amended. Videocon d2h is not and, after giving effect to the transactions contemplated by this Agreement, will not be an “ineligible issuer,” as defined in Rule 405 of the Securities Act.

ARTICLE 4

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

4.1 General.  Each of the Parties will use all commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 6 below).

4.2 Notices and Consents.

(a) Each of the Parties shall use all commercially reasonable efforts to (i) comply with procedures required by the Ministry of Information and Broadcasting for issuance of equity in Videocon d2h and all procedures relating to security clearance of the persons specified under the Consolidated FDI Policy (effective from April 17, 2014 and as amended from time to time), including the directors of Videocon d2h listed in Section 6.1(k) and any of their alternate directors, (ii) obtain from any other Governmental Body any other

Consents or Permits required to be obtained or made by SEAC or Videocon d2h, or to avoid any action or proceeding by any Governmental Body, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, and (iii) promptly as practicable make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Law; including any antitrust Laws; provided, however, that the Parties shall cooperate with each other in connection with the making of all such filings, including providing copies of all such non-proprietary documents to the non-filing Party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith; provided, further, that nothing in this Section 4.2(a) shall require SEAC or any of its Affiliates to (1) agree to the requirement of expenditure of money by SEAC to a third party in exchange for any Consent or (2) litigate, pursue or defend against any Proceeding (including any temporary restraining order or preliminary injunction) challenging the transactions contemplated by this Agreement as violative of any applicable antitrust Law. Further, nothing in this Section 4.2 shall require Videocon d2h to litigate, pursue or defend against any Proceeding (including any temporary restraining order or preliminary injunction) challenging the transactions contemplated by this Agreement as violative of any applicable antitrust Law or to sell or dispose of any material asset of Videocon d2h as a result of any such alleged violation. SEAC and Videocon d2h shall promptly furnish to each other all information required for any application or other filing to be made by the other pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. Except as specifically required by this Agreement, the Parties shall not knowingly take any action, or knowingly refrain from taking any action, the effect of which would be to delay or impede the ability of the Parties to consummate the transactions contemplated by this Agreement.

(b) As promptly as practicable after the date hereof, Videocon d2h shall solicit the Consents required by Videocon d2h in connection with the transactions contemplated this Agreement from the Ministry of Information and Broadcasting and lenders of Videocon d2h. Videocon d2h shall use its reasonable best efforts and SEAC will cooperate in all reasonable respects with Videocon d2h, to obtain all such Consents prior to the Closing.

4.3 Operation of Business.  Until the Closing, except as otherwise set forth in this Agreement or the F-4 or as otherwise consented to by SEAC (which consent shall not be unreasonably withheld, conditioned or delayed), Videocon d2h will conduct its business in the Ordinary Course of Business and use its commercially reasonable efforts to keep available the services of its employees and to preserve its relationships with its customers and others doing business with it. Without limiting the generality of the foregoing, until the Closing, except as otherwise set forth in this Agreement or the F-4 or as otherwise consented to by SEAC (which consent shall not be unreasonably withheld, conditioned or delayed), Videocon d2h will not:

(a) amend its articles of incorporation or bylaws in a manner that could be expected to delay or otherwise interfere with the consummation of the transactions contemplated by this Agreement;

(b) issue, sell or pledge additional shares of its capital stock or securities convertible into any such shares, or any options, warrants or rights to acquire any such shares or other convertible securities;

(c) purchase, redeem or otherwise acquire any outstanding shares of its capital stock;

(d) declare, set aside or pay any dividend or other distribution in respect of its capital stock;

(e) incur any Indebtedness for borrowed money other than in the Ordinary Course of Business;

(f) terminate or materially and adversely amend any Material Contract;

(g) waive or release any right or claim of a material value to Videocon d2h other than in the ordinary course of business;

(h) sell, lease or license, or permit any material encumbrance on, any material portion of its assets other than in the Ordinary Course of Business (including providing purchase money security interests);

(i) acquire, by merger or consolidation with, or by purchase of all or a substantial portion of the assets or stock or, or by any other manner, any business or entity, or enter into any joint venture, partnership or other similar arrangement for the conduct of its business;

(j) take any action outside of the Ordinary Course of Business that causes Videocon d2h to deviate from the 2015 Budget in any material respect;

(k) enter into any transaction with any Shareholder, or any Affiliate of Videocon d2h or any Shareholder, other than in the Ordinary Course of Business consistent with the items set out in the F-4; or

(l) agree in writing to take any of the foregoing actions.

4.4 Access and Cooperation.  Videocon d2h will, (a) permit SEAC and its representatives to have access during normal business hours to all key personnel, books, properties, customers, suppliers, records, Contracts, documents and data of Videocon d2h, and (b) make available to SEAC and its representatives for review copies of all such books, records, Tax Returns, Contracts, documents, data and information as SEAC may reasonably request; provided, however, that such investigations and inquiries by or on behalf of SEAC do not unreasonably interfere with normal operations or customer or employee relations; and provided further that SEAC shall agree in writing with Videocon d2h for itself and its representatives to hold and not disclose any information provided to it by Videocon d2h in strict confidence in accordance with the confidentiality agreement previously entered into between SEAC and Videocon d2h.

4.5 Notice of Developments.  If Videocon d2h becomes aware prior to Closing of any event, fact or condition or nonoccurrence of any event, fact or condition that may constitute a breach of any representation, warranty, covenant or agreement of Videocon d2h or may constitute a breach of any representation or warranty of Videocon d2h if such representation or warranty were made on the date of the occurrence or discovery of such event, fact or condition or on the Closing Date, then Videocon d2h will promptly provide SEAC with a written description of such fact or condition. From the date of this Agreement until the Closing, Videocon d2h shall have the continuing obligation to promptly supplement the information contained in the F-4 and the Disclosure Schedule with respect to any matter hereafter arising or discovered, which, if in existence on the date hereof and known at the date of this Agreement, would have been required to be set forth or described in this Agreement, the F-4 or the Disclosure Schedule. If any such supplementation of this Agreement, the F-4 or the Disclosure Schedule pursuant to the obligation in this Section 4.5 occurs and Videocon d2h provides SEAC with written notice thereof or any disclosure after the date hereof of the untruth of any representation or warranty made in this Agreement is made pursuant to written notice delivered by Videocon d2h to SEAC, SEAC shall have the option of either (A) terminating this Agreement by delivering a written notice to Videocon d2h, (B) accepting such supplemented Agreement, F-4 and/or additional disclosure, as applicable, by delivering a written notice to Videocon d2h in which event such supplementation and/or additional disclosure shall operate as a cure of the failure to disclose the information, or a cure of the breach of any representation or warranty made herein (and all such supplementation and/or additional disclosure accepted by SEAC would be exceptions to the representations and warranties for the purpose of Article 7), or (C) negotiating and entering into with Videocon d2h an amendment to this Agreement acceptable to SEAC and Videocon d2h on such terms as they may agree including, inter alia, terms addressing the impact of any amendments, updates or supplements of disclosure documents or schedules on the determination of any liability for breach of representations or warranties either at signing or at Closing.

4.6 Bringdown and Update.

(a) On the day on which SEAC publicly announces the Record Date, or such other date as agreed to in writing by the Parties, Videocon d2h shall confirm in writing to SEAC that, as of such date, after taking into account its actual results for the portion of its fiscal year ending March 31, 2015 elapsed as of such date, it believes in good faith: (i) that there will be no material deviations from the year-end targets in the 2015 Budget for: (A) the number of active subscribers, (B) EBITDA or (C) Net Debt and (ii) there is no material change of Videocon d2h’s opinion on the outlook for the fiscal year ending March 31, 2016, and provide SEAC with financial and other information, including updated management accounts, which reasonably support such beliefs described in clauses (i) and (ii).

(b) In the event Videocon d2h does not so confirm or provide such information, SEAC shall have the option, exercisable within thirty (30) days of the day on which SEAC publicly announces the Record Date (or such later date on which the parties have agreed to in writing to allow Videocon d2h to deliver the foregoing written confirmation) of either (A) terminating this Agreement by delivering a notice to Videocon d2h,

(B) proceeding with the transactions contemplated by this Agreement under the terms of this Agreement or (C) negotiating and entering into with Videocon d2h an amendment to this Agreement acceptable to SEAC and Videocon d2h.

(c) If, on or prior to the day on which SEAC publicly announces the Record Date, or such other date as agreed to in writing by the Parties, Videocon d2h provides SEAC with documentary evidence that there has been implementation of a change in Indian Law that is final, or a non-appealable decision in a Proceeding, on the rates or calculations of any license fees and/or Taxes payable to the Government of India in respect of goods and services, the Parties shall then negotiate an amendment to this Agreement acceptable to SEAC and Videocon d2h in good faith, provided there is a material change in the overall profitability of, or investor outlook for, the industry in which Videocon d2h operates in India due to such change in law, which amendment shall (x) solely relate to the valuation of Videocon d2h and (y) reflect solely the effect of such change of such Indian Law on the valuation of Videocon d2h and its industry in general and not reflect any other change or event which may have occurred.

4.7 Exclusivity.

(a) Videocon d2h agrees that it will not, and will cause its respective directors, officers, managers, members, employees, agents, consultants, lenders, financing sources, advisors or other representatives, including legal counsel, accountants and financial advisors, not to, directly or indirectly (i) solicit, initiate or encourage any inquiry, proposal, offer or contact from any Person (other than SEAC and its Affiliates and representatives) relating to any transaction involving (A) the sale of any share capital or other ownership interest or any assets (other than the sale of inventory in the Ordinary Course of Business), (B) any acquisition, divestiture, merger, share or unit exchange, consolidation, redemption, financing or similar transaction involving Videocon d2h or (C) any similar transaction or business combination involving Videocon d2h (in each case, a “Videocon d2h Acquisition Proposal”), or (ii) participate in any discussion or negotiation regarding, or furnish any information with respect to, or assist or facilitate in any manner, any Videocon d2h Acquisition Proposal or any attempt to make a Videocon d2h Acquisition Proposal. Videocon d2h shall immediately cease, and cause to be terminated, any and all contacts, discussions and negotiations with third parties regarding any of the foregoing. Further, Videocon d2h agrees that it will not, and will cause each of its respective directors, officers, managers, members, employees, agents, consultants, lenders, financing sources, advisors or other representatives, including legal counsel, accountants and financial advisors, not to, directly or indirectly participate in any discussion or negotiation regarding, or furnish any information with respect to, or assist or facilitate in any manner any public or private offering or sale of a material amount of Videocon d2h’s securities or derivatives thereof or any other potential transaction that would delay or prevent the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, or require any alteration to, or affect, the contemplated terms of the transactions contemplated by this Agreement or the Ancillary Agreements, or otherwise make, implement or consummate any of the foregoing transactions. Notwithstanding the foregoing, Videocon d2h and its shareholders may (z) communicate with the Securities and Exchange Board of India in relation to Videocon d2h’s domestic IPO prospectus but not launch the domestic IPO pursuant to the filings with Securities and Exchange Board of India and (y) continue any preliminary inbound discussions regarding domestic consolidations opportunities with Indian DTH operators provided that such discussions are so restricted or limited as to not require a disclosure of those opportunities or discussions in any publicly available SEC filing.

(b) SEAC agrees that it will not, and will cause its respective directors and officers not to, directly or indirectly (i) solicit, initiate or encourage any proposal or offer from any Person (other than Videocon d2h and its Affiliates and representatives) relating to any transaction involving (A) the purchase of any share capital or other ownership interest or any assets, (B) any acquisition, merger, share or unit exchange, consolidation or similar transaction not involving Videocon d2h or (C) any similar transaction or business combination not involving Videocon d2h (in each case, a “SEAC Acquisition Proposal ”), or (ii) enter into negotiations or execute any term sheets that would require disclosure by SEAC to the SEC, with respect to a SEAC Acquisition Proposal. Further, SEAC agrees that it will not, and will cause each of its respective directors and officers not to, directly or indirectly enter into negotiations regarding another potential transaction that would delay or prevent the consummation of the transactions contemplated by this Agreement or the Ancillary

Agreements, or require any alteration to, or affect, the contemplated terms of the transactions contemplated by this Agreement or the Ancillary Agreements, or otherwise make, implement or consummate any of the foregoing transactions.

(c) The provisions of Sections 4.7(a) and (b) shall not apply or be effective after March 31, 2015 (the “Exclusivity End Date”) and, accordingly, the exclusivity provided thereby shall terminate; provided, however, that the Exclusivity End Date shall be extended to the date that is forty-five (45) days after the Effective Date if the Effective Date occurs between March 1, 2015 and March 31, 2015.

4.8 Interim Financial Statements.  Videocon d2h shall use commercially reasonable efforts to provide to SEAC the Interim Financial Statements meeting SEC requirements for inclusion in the F-4 as soon as possible following the date hereof.

4.9 SEC Filings.  SEAC and Videocon d2h shall promptly prepare, and Videocon d2h shall as promptly as practicable file with the SEC the F-4 (in which the Proxy Statement will be included) and the 8-A12(b) which shall comply as to form, in all material respects, with the applicable provisions of the Securities Act and the Securities Exchange Act and which F-4, 8-A12(b) and Proxy Statement shall be in form and substance reasonably satisfactory to SEAC and Videocon d2h prior to filing. Each of SEAC and Videocon d2h shall use their reasonable best efforts to have the F-4 and 8-A12(b) declared effective under the Securities Act and the Securities Exchange Act, respectively, as promptly as practicable after such filing, and SEAC shall thereafter file and mail or deliver the Proxy Statement to its stockholders. Videocon d2h shall also use its reasonable best efforts to ensure that the Depositary prepares and files with the SEC the F-6 in such form as complies, in all material respects, with the applicable provision of the Securities Act and which shall be in form and substance reasonably satisfactory to SEAC and Videocon d2h prior to filing. Videocon d2h shall use its reasonable best efforts to ensure the F-6 is declared effective under the Securities Act prior to the Closing Date. No amendment or supplement to the Proxy Statement or the Registration Statements will be made by SEAC or Videocon d2h without the approval of the other party (such approval not to be unreasonably withheld or delayed). SEAC and Videocon d2h each will advise the other, promptly after they receive notice thereof, of the respective times when the Registration Statements have become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of ADSs issuable hereunder for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statements or comments thereon and responses thereto or requests by the SEC for additional information. Videocon d2h acknowledges that a substantial portion of the Proxy Statement and certain other forms, reports and other filings required to be made by SEAC under the Securities Exchange Act in connection with the transactions contemplated hereby (collectively, “Additional SEAC Filings”) shall include disclosure regarding Videocon d2h and its management, operations and financial condition. SEAC likewise acknowledges that a substantial portion of the F-4 shall include disclosure regarding SEAC, the rights of the holders of SEAC shares, and SEAC’s management, operations and financial condition. Accordingly, Videocon d2h agrees to promptly provide SEAC with all information concerning Videocon d2h, its management, operations and financial condition, in each case, required to be included in the Proxy Statement and Additional SEAC Filings or as otherwise requested by SEAC, and SEAC agrees to promptly provide Videocon d2h with all information concerning SEAC, its management, operations and financial condition, in each case, required to be included in the prospectus or as otherwise requested by Videocon d2h. Videocon d2h and SEAC shall each make their respective managers, directors, officers and employees available to the other and the other party’s counsel in connection with the drafting of the Proxy Statement and the F-4 and responding in a timely manner to comments on the Proxy Statement and the F-4 from, the SEC. If, at any time prior to the Closing, any event or circumstance relating to Videocon d2h or SEAC, or their respective officers or directors, should be discovered by Videocon d2h or SEAC, as the case may be which should be set forth in an amendment or a supplement to the F-4 or Proxy Statement, Videocon d2h or SEAC shall promptly inform the other, and the parties shall cooperate reasonably in connection with preparing and disseminating any such required amendment or supplement. Prior to the Closing, Videocon d2h shall use its reasonable best efforts to qualify the ADSs under applicable state securities and “blue sky” laws of such jurisdictions that may be required. Neither (i) the information relating to Videocon d2h to be contained in the Proxy Statement, the F-4, the 8-A12(b), the Additional SEAC Filings and any supplements thereto, and the information relating to Videocon d2h that is provided by Videocon d2h and its representatives for inclusion in any other document filed with any other regulatory agency in connection herewith, nor (ii) the information relating to SEAC to be contained in the F-4 and any supplements thereto, and the information relating to SEAC that is provided by SEAC and its representatives for inclusion in any other document filed with any other regulatory agency in connection herewith, shall not at (i) the time each of the F-4 and 8-A12(b) is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of SEAC, (iii) the time of the SEAC Stockholder Meeting, or (iv) the Closing contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.10 Investor Presentations.  Each of SEAC and Videocon d2h shall use its reasonable best efforts to cause its respective officers, employees, and advisors, including legal and accounting advisors, to provide to the other all cooperation, on a timely basis, reasonably requested that is reasonably necessary and customary in connection with preparation of investor presentations related to the transactions contemplated by this Agreement and to be available on a reasonable and customary basis for meetings, including management and other presentations and “road show” appearances.

4.11 Listing of ADSs.  Videocon d2h will use its reasonable best efforts to cause the ADSs to be approved for listing on the NASDAQ Stock Market, subject to official notice of issuance, prior to the Closing Date.

4.12 Required SEAC Vote.  SEAC and its executive officers (in their capacities as officers and not in their capacities as shareholders) shall use their reasonable best efforts to ensure that the Required SEAC Vote results in an outcome that approves and authorizes the transactions contemplated by this Agreement.

4.13 Board Composition.  The Parties shall take all actions necessary so that, as of the Closing, the Board of Directors of Videocon d2h shall consist of the following directors: Saurabhh Pradipkumar Dhoot, Shivratan Jeetmal Taparia, Pradeep Ramwilas Rathi, Nabankur Gupta, Karunchandra Srivastava, Harry E. Sloan and Jeff Sagansky. The persons listed on Schedule 4.13 shall be alternate directors for Mr. Sloan and Mr. Sagansky, to the extent permitted by Indian law. The parties agree that each director or alternate director shall meet all applicable India, SEC and Nasdaq Stock Market independence and other standards required to serve on the Board of Directors of Videocon d2h or any committee thereof.

4.14 Registration Rights.

(a) The F-4 shall include a reoffer prospectus relating to the offer and sale from time to time, separately or together, by any persons (including their donees, pledgees, assignees, transferees or other successors) who may be deemed to be affiliates of SEAC pursuant to paragraph (c) of Rule 145 promulgated under the Securities Act (collectively, the “Sellers”) of any Shares (represented by ADSs) received or to be received by them pursuant to the transactions contemplated by this Agreement. Videocon d2h agrees that, prior to such time as the F-4 ceases to be effective under the Securities Act or the prospectus thereunder relating to such Shares ceases to be current, whichever is earlier, it shall file with the SEC a post-effective amendment to the F-4, or a new registration statement, and take all such other actions necessary to ensure that there is an effective registration statement containing a prospectus that remains current (and to qualify for sale under required U.S. state securities laws) covering the offer and sale of such Shares (represented by ADSs) by the Sellers. The registration contemplated by the preceding two sentences shall be a “shelf registration” registering the offer and sale of the indicated Shares (represented by ADSs) by all methods specified by such parties (including underwritten offerings). The Parties and the holders of the founder shares of SEAC will enter into a registration rights agreement in a form acceptable to the Parties and such security holders as of the Closing which includes the foregoing rights, piggyback registration rights, as well as other customary rights and provisions (including for the payment by such security holders of their related fees and expenses (including underwriting commissions) associated with any such registration, including underwritten takedowns), and which includes an undertaking by Videocon d2h to cause, and to use its reasonable best efforts to cause the Depositary to cause, the depositary arrangements and the registration statement on Form F-6 with respect to such Shares to remain current and in effect to permit the disposition of any such Shares (represented by ADSs) in accordance with the Securities Act and other applicable laws and regulations

(it being understood that such undertaking may require the provision to the Depositary by Videocon d2h, or its representatives, of certifications, legal opinions and undertakings with respect to the disposition of any such Shares (represented by the ADSs).

(b) The Parties agree that any reasonable and necessary fees, costs, expenses, commissions or other such charges related to the rights provided to SEAC security holders pursuant to Section 4.14(a) shall be borne by such security holders and will not be borne by Videocon d2h, and any agreement relating to, memorializing or documenting such rights will include provisions consistent with the foregoing. In the event both Videocon d2h and such security holders register and sell any securities in an offering contemplated by Section 4.14(a), the fees, costs, expenses and other such charges shall be shared among them on a pro rata basis based on the number of equity shares of Videocon d2h (or equity shares of Videocon d2h represented by ADSs) sold by each seller thereof.

(c) The obligation of Videocon d2h under Section 4.14(a) shall terminate three (3) years from the Closing Date and any agreement relating to, memorializing or documenting such rights will include provisions consistent with the foregoing.

ARTICLE 5

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

5.1 General.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 7 below).

5.2 Continued Listing of ADSs.  Videocon d2h will take such actions as are reasonably necessary to maintain the listing of the ADSs on the NASDAQ Stock Market for no less than five (5) years from the Closing Date, including, without limitation maintaining the Deposit Agreement in full force and effect and paying any fees and expenses owed thereunder to the Depositary. Notwithstanding the foregoing, if (i) Videocon d2h has equity shares listed on the Bombay Stock Exchange or other well-known and recognized international exchange outside the United States with an aggregate value in excess of $100 million held by non-Affiliates of Videocon d2h, (ii) there are material changes in the Laws of the United States following the Closing Date that require direct expenses by Videocon d2h of more than $3 million per annum in respect of maintaining such listing on the NASDAQ Stock Market (it being understood and agreed that any expenses required to be incurred by Videocon d2h in order to comply with any Laws of the United States in existence as of the Closing Date, including the Sarbanes-Oxley Act of 2002, shall not satisfy the condition of this clause (ii) regardless of any financial, compliance or other burden imposed on Videocon d2h) and (iii) the three (3) month daily average trading value of the ADSs on NASDAQ Stock Market is less than $1.0 million, then Videocon d2h shall be under no obligation to take actions to maintain the listing upon at least six (6) months’ prior written notice to the holders of the ADSs.

5.3 Indemnification.

(a) From and after the Closing, Videocon d2h shall provide or shall cause to be provided to each individual who becomes a director of Videocon d2h (the “Covered Persons”), rights to indemnification, advancement of expenses, and directors’ and officers’ insurance which are at least as favorable to such individuals as the rights to advancement of expenses, and directors’ and officers’ insurance consistent with industry standards, including by entering into indemnification agreements with the Covered Persons which provide such rights.

(b) From and after the Closing, in the event Videocon d2h or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of their assets to any Person, then, and in each such case, to the extent necessary, unless occurring by operation of law, proper provision shall be made so that the successors and assigns of Videocon d2h assume the obligations set forth in this Section 5.3.

(c) The provisions of this Section 5.3 (i) are intended to be for the benefit of, to grant third-party rights to and shall be enforceable by, and may not be amended without the approval of, each Covered Person and his heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

5.4 Certain Taxes.  It is agreed and understood that in no event shall (a) Videocon d2h be responsible for any Tax applicable to SEAC or any Stockholder of SEAC or (b) SEAC be responsible for any Tax applicable to Videocon d2h, whether or not related to the sale or other disposition of any ADSs or Shares.

5.5 Use of Proceeds.  Videocon d2h shall use the Contribution Amount in accordance with the description of use of proceeds in the F-4.

5.6 SEAC Expense Amount.  SEAC shall be responsible for and shall pay the SEAC Expense Amount.

5.7 Committee.  Videocon d2h agrees that Harry E. Sloan or Jeff Sagansky shall be a member of the audit committee of the Board of Directors of Videocon d2h for so long as either Mr. Sloan or Mr. Sagansky, or either of their alternates, remain a director and for so long as they continue to satisfy all requirements at Law and all stock exchange requirements with respect to services on the audit committee of Videocon d2h.

5.8 Issuances.  For a period of three (3) years following the Closing, Videocon d2h shall not create or issue any equity securities under the Videocon d2h Employees Stock Option Scheme 2014 (or any other equity scheme) representing, in the aggregate, an amount in excess of 4% of the Fully Diluted Equity Capital as of the Closing.

ARTICLE 6

CONDITIONS TO OBLIGATION TO CLOSE

6.1 Conditions to Obligation of SEAC.  The obligation of SEAC to consummate the transactions to be performed by SEAC in connection with the Closing is subject to satisfaction of the following conditions:

(a) Videocon d2h shall have delivered to the Depositary the Shares in accordance with Section 1.2(b);

(b) Videocon d2h shall have requested the Depositary to issue ADSs in accordance with Section 1.2(c);

(c) all of the representations and warranties contained in Article 3 or in any other Ancillary Agreement that contain “Material Adverse Effect,” “Material Adverse Change” or other “materiality” or similar qualifiers must have been accurate in all respects as of the date hereof and must be accurate in all respects as if made on the Closing Date and all of the representations and warranties contained in Article 3 or in any other Ancillary Agreement that do not contain “Material Adverse Effect,” “Material Adverse Change” or other “materiality” or similar qualifiers must have been accurate in all material respects as of the date hereof and must be accurate in all material respects as if made on the Closing Date;

(d) Videocon d2h shall have performed and complied in all material respects with all of the covenants and agreements in this Agreement to be performed prior to or at the Closing;

(e) there shall not be any Order in effect preventing consummation of any of the transactions contemplated by this Agreement or any Proceeding seeking to restrain, prevent, change or delay the consummation of any of the transactions contemplated by this Agreement; or the Ancillary Agreements;

(f) there shall not have been a Material Adverse Change;

(g) Videocon d2h shall have received all Consents and Permits of Governmental Bodies and other Persons required under any Contract listed on Section 3.13(a) of the Disclosure Schedule or which the Parties otherwise agree are necessary for the consummation of the transactions contemplated by this Agreement;

(h) Videocon d2h shall have delivered to SEAC at the Closing a certificate, in form and substance reasonably satisfactory to SEAC, confirming that each of the conditions specified above in Section 6.1(c) – (g) is satisfied;

(i) Videocon d2h shall have delivered to SEAC a certificate of the Secretary of Videocon d2h, dated the Closing Date, attaching and certifying (1) the Organizational Documents of Videocon d2h, (2) the authorizing resolutions of Videocon d2h, and (3) the incumbency and signatures of the Persons signing this Agreement and the Ancillary Agreements on behalf of Videocon d2h;

(j) Each of the Employment Agreements between Videocon d2h and Saurabh Pradipkumar Dhoot, Anil Khera, Rohit Jain and Avanti Kumar Kanthaliya shall be in full force and effect as of the Closing and before Closing there should not be a change in compensation terms aggregating to more than US$500,000 without the prior written consent of SEAC;

(k) the Board of Directors of Videocon d2h shall consist of (A) the following directors: Saurabh Pradipkumar Dhoot, Shivratan Jeetmal Taparia, Pradeep Ramwilas Rathi, Nabankur Gupta, Karunchandra Srivastava, Harry E. Sloan and Jeff Sagansky and (B) the alternate directors for Harry E. Sloan and Jeff Sagansky set forth on Schedule 4.13 and Videocon d2h shall have delivered to SEAC approval of the Shareholders appointing Harry E. Sloan, Jeff Sagansky and the aforementioned alternate directors to the Board of Directors for a term of no less than 3 years;

(l) either of Harry E. Sloan or Jeff Sagansky shall have been appointed to the audit committee of the Board of Directors of Videocon d2h (provided they have affirmed their eligibility to serve under applicable Law and stock exchange requirements);

(m) the Shareholder Lockup, Tag Along and Voting Agreement shall have been executed and delivered by the parties thereto;

(n) Videocon d2h and the Distribution Agent shall have executed and delivered the Distribution Agent Agreement;

(o) Videocon d2h and the Depositary shall have executed and delivered the Deposit Agreement;

(p) the Registration Statements shall have been declared effective by the SEC and remain effective on the Closing Date and the ADSs shall have been approved for listing on the NASDAQ Stock Market, subject to notice of issuance;

(q) the Required SEAC Vote shall have been obtained and such approval shall not have been withdrawn or amended;

(r) evidence of the grant by Videocon d2h at the Closing of (i) the equivalent of an additional $13 million of Shares increasing ratably to a maximum of an additional $20 million of Shares, based on the applicable actual Contribution Amount contributed by SEAC to Videocon d2h pursuant to Section 1.2(a) of this Agreement, to be represented by ADSs, to the Sponsor at the Listing Price (or such other issuances or cash payments by Videocon d2h at the Closing that would result in the Sponsor receiving the same economic rights, benefits and privileges), with 50% of the Shares issued pursuant to clause (i) subject to forfeiture if the Initial Performance Hurdle has not been satisfied and the remaining 50% of such Shares issued pursuant to clause (i) subject to forfeiture if the Subsequent Performance Hurdle has not been satisfied and (ii) the equivalent of $7 million of Shares, to be represented by ADSs, to Mr. Saurabh Dhoot at the Listing Price (or such other issuances or cash payments by Videocon d2h at the Closing that would result in Mr. Saurabh Dhoot receiving the same economic rights, benefits and privileges), with 50% of the Shares issued pursuant to clause (ii) subject to forfeiture if the Initial Performance Hurdle has not been satisfied and the remaining 50% of such Shares issued pursuant to clause (ii) subject to forfeiture if the Subsequent Performance Hurdle has not been satisfied;

(s) Videocon d2h has adopted a policy with respect to compliance with the Foreign Corrupt Practices Act of 1977, as amended;

(t) the Depositary shall have furnished or caused to be furnished to SEAC confirmation of the deposit with it or the custodian of the Shares being so deposited and the payment by Videocon d2h of any fees payable to the Depositary; and

(u) Videocon d2h shall have delivered to SEAC all other instruments and documents required by this Agreement to be delivered by Videocon d2h.

All such agreements, documents and other items shall be in form and substance satisfactory to SEAC. SEAC may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing, other than any condition which may not be waived under applicable Law, or the waiver of which could reasonably be expected to cause the consummation by Videocon d2h of the transactions contemplated by this Agreement to violate applicable Law.

6.2 Conditions to Videocon d2h’s Obligation.  Videocon d2h’s obligations to consummate the transactions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

(a) SEAC must have deposited the Contribution Amount as provided for in Article 1 of the Agreement;

(b) all of the representations and warranties in Section 2.1 or in any other Ancillary Agreement must have been accurate in all material respects as of the date hereof and must be accurate in all material respects as if made on the Closing Date;

(c) SEAC must have performed and complied in all material respects with all of its covenants and agreements in this Agreement to be performed prior to or at the Closing;

(d) there shall not be any Order in effect preventing consummation of any of the transactions contemplated by this Agreement or any Proceeding seeking to restrain, prevent, change or delay the consummation of any of the transactions contemplated by this Agreement;

(e) the Required SEAC Vote shall have been obtained;

(f) SEAC shall have delivered to Videocon d2h at the Closing a certificate, in form and substance reasonably satisfactory to Videocon d2h, confirming that each of the conditions specified above in Section 6.2(b) – (e) is satisfied;

(g) SEAC shall have delivered to Videocon d2h a certificate from the Secretary of SEAC, dated as of the Closing Date, attaching and certifying the Organizational Documents and authorizing resolutions of SEAC and certifying the incumbency and signatures of the persons signing this Agreement and the other agreements contemplated hereby;

(h) If Videocon d2h shall have provided written notice to SEAC pursuant to the third sentence of Section 4.5, and SEAC shall not have terminated this Agreement pursuant to clause (A) of Section 4.5 or this Agreement has not been amended pursuant to clause (C) of Section 4.5, SEAC shall have delivered to Videocon d2h the confirmation set out in clause (B) of Section 4.5;

(i) SEAC shall have received all other Consents and Permits of Governmental Bodies and other Persons necessary for the consummation of the transactions contemplated by this Agreement; and

(j) the Sponsor Lockup Agreement shall have been executed and delivered by the parties thereto.

Videocon d2h may waive any condition specified in this Section 6.2 if it executes a writing so stating at or prior to the Closing other than any condition which may not be waived under applicable Law, or the waiver of which could reasonably be expected to cause the consummation by SEAC of the transactions contemplated by this Agreement to violate applicable Law.

ARTICLE 7

SURVIVAL

7.1 Indemnification by Videocon d2h.  Subject to the terms and conditions of this Article 7, Videocon d2h will indemnify and hold harmless SEAC, its representatives and the SEAC Distribution Record Holders, each of their respective Affiliates, and their respective successors and assigns (the “SEAC Indemnitees”) from and against the entirety of any Adverse Consequences that any SEAC Indemnitee may suffer or incur resulting from, arising out of, relating to, in the nature of, or caused by (a) any breach or inaccuracy of any representation or warranty made by Videocon d2h in Article 3 (except if such breach or inaccuracy arises solely from legislative, judicial or other acts of a Governmental Body following the date of this Agreement) or (b) any breach of any covenant or agreement of Videocon d2h in Article 5 of this Agreement. Notwithstanding the foregoing, it is understood and agreed that no SEAC Indemnitee may sell or otherwise transfer any of its rights under this Article 7 to any third party, including to any person who acquires or otherwise succeeds to an ADS issued pursuant to the terms of this Agreement.

7.2 Indemnification by SEAC.  Subject to the terms and conditions of this Article 7, SEAC will indemnify and hold harmless Videocon d2h and its representatives, each of their respective Affiliates, and their respective successors and assigns (the “Videocon d2h Indemnitees”) from and against the entirety of any Adverse Consequences they may suffer or incur resulting from, arising out of, relating to, in the nature of, or caused by (a) any breach or inaccuracy of any representation or warranty made by SEAC in Article 2 (except if such breach or inaccuracy arises solely from legislative, judicial or other acts of a Governmental Body following the date of this Agreement) or (b) any breach of any covenant or agreement of SEAC in Article 5 of this Agreement. Notwithstanding the foregoing, it is understood and agreed that no Videocon d2h Indemnitee may sell or otherwise transfer any of its rights under this Article 7 to any third party, including to any person who acquires or otherwise succeeds to any equity securities owned by a Shareholder.

7.3 Survival and Time Limitations.  All representations, warranties, covenants and agreements of the Parties in this Agreement or any other certificate or document delivered pursuant to this Agreement will survive the Closing. Except as set forth in Section 4.5, the right to indemnification for Adverse Consequences based on such representations, warranties, covenants and agreements will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) by a Party at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation, except that a Party shall not be entitled to indemnification if the Party from which it is seeking indemnification proves that the Party seeking indemnification obtained Knowledge of such inaccuracy or non-compliance from the Party from which it is seeking indemnification prior to entering into this Agreement. All SEAC Indemnitees shall be deemed to have the Knowledge of SEAC under this Agreement. Videocon d2h will have no liability with respect to any claim under Section 7.1(a) unless SEAC notifies Videocon d2h of such a claim on or before the date that is thirty (30) days after the earlier of the date on which Videocon d2h has made publicly available (by inclusion in a Form 6-K filed with the SEC) its audited financial statements (which are audited by a PCAOB registered firm and are prepared under IFRS) for (i) the full fiscal year ending March 31, 2016 or (ii) the six-month period ended September 30, 2015, if either Harry E. Sloan or Jeff Sagansky or alternate director or nominee director appointed on their behalf by them, served on the audit committee of the Board of Directors of Videocon d2h which approved such financial statements and such financial statements include all of the information and notes required for annual financial statements under IFRS (the “Survival Date”). SEAC will have no liability with respect to any claim under Section 7.2(a) unless Videocon d2h notifies SEAC of such a claim on or before the Survival Date. If SEAC or Videocon d2h, as applicable, provides proper notice of a claim within the applicable time period set forth above, then liability for such claim will continue until such claim is resolved.

7.4 Limitations on Indemnification by Videocon d2h.

(a) With respect to the matters described in Section 7.1(a), Videocon d2h will have no liability with respect to such matters until the SEAC Indemnitees have suffered aggregate Adverse Consequences by reason of all such breaches in excess of an amount equal to 2.0% of the Contribution Amount (the “Basket”), after which point Videocon d2h will be obligated to indemnify the SEAC Indemnitees from and against all Adverse

Consequences which exceed the amount of the Basket; provided, that the foregoing limitation shall not apply in respect of any Adverse Consequences relating to any intentional or fraudulent breach of a representation or warranty.

(b) With respect to the matters described in Section 7.1(a), the aggregate maximum liability of Videocon d2h shall be an amount equal to 12.50% of the Contribution Amount (the “Cap”); provided, that the foregoing limitation shall not apply in respect of any Adverse Consequences relating to any intentional or fraudulent breach of representation or warranty.

(c) For the avoidance of doubt, Videocon d2h shall not be liable under Section 7.1(a) to indemnify any SEAC Indemnitee from or against any Adverse Consequences arising out of, relating to, or caused by the realization of any contingent liabilities expressly disclosed as such in the Annual Financial Statements or the legal proceedings set forth in the F-4.

7.5 Limitations on Indemnification by SEAC.

(a) With respect to the matters described in Section 7.2(a), SEAC will have no liability with respect to such matters until the Videocon d2h Indemnitees have suffered Adverse Consequences by reason of all such breaches in excess of the Basket, after which point SEAC will be obligated to indemnify Videocon d2h Indemnitees from and against all Adverse Consequences which exceed the amount of the Basket; provided, that the foregoing limitation shall not apply in respect of any Adverse Consequences relating to any intentional or fraudulent breach of a representation or warranty.

(b) With respect to the matters described in Section 7.2(a), the aggregate maximum liability of SEAC shall be the Cap; provided, that the foregoing limitation shall not apply in respect of any Adverse Consequences relating to any intentional or fraudulent breach of a representation or warranty.

(c) For the avoidance of doubt, SEAC shall not be liable under Section 7.2(a) to indemnify any Videocon d2h Indemnitee from or against any Adverse Consequences arising out of, relating to, or caused by the realization of any contingent liabilities expressly disclosed as such in SEAC’s financial statements or the legal proceedings set forth in the F-4.

7.6 Third-Party Claims.

(a) If a third party initiates a claim, demand, dispute, lawsuit or arbitration (a “Third-Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party might make a claim for indemnification against any Party (the “Indemnifying Party”) under this Article 7, then the Indemnified Party must promptly notify the Indemnifying Party in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim; provided, however , that any failure on the part of an Indemnified Party to so notify an Indemnifying Party shall not limit any of the obligations of the Indemnifying Party under this Article 7 (except to the extent such failure materially prejudices the defense of such proceeding).

(b) Upon receipt of the notice described in Section 7.6(a), the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party, provided, that (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently. The Indemnifying Party will keep the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third-Party Claim and permit the

Indemnified Party to participate in the defense of the Third-Party Claim. So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with this Section 7.6(b), the Indemnifying Party will not be responsible for any attorneys’ fees or other expenses incurred by the Indemnified Party regarding the defense of the Third-Party Claim.

(c) In the event that any of the conditions under Section 7.6(b) is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate, (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article 7.

(d) Except in circumstances described in Section 7.6(c), neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.

(e) All Third Party Claims under this Section 7.6 shall be subject to the Basket and Cap provisions of Section 7.4 or 7.5, as applicable.

7.7 Other Indemnification Matters.  For purposes of determining whether there has been any misrepresentation or breach of a representation or warranty, and for purposes of determining the amount of Adverse Consequences resulting therefrom, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality”, “in all material respects”, “Material Adverse Effect” or any similar term or phrase shall be disregarded, it being the understanding of the Parties that for purposes of determining liability under this Article 7, the representations and warranties of the Parties contained in this Agreement shall be read as if such terms and phrases were not included in them.

7.8 Exclusive Remedy.  Except with respect to claims based on fraud, intentional misconduct or the failure to perform and comply with the covenants and agreements that survive the Closing, the indemnification provided pursuant to this Article 7 shall be the sole and exclusive remedy hereto for any Adverse Consequences resulting from, with respect to or arising out of any breach or claim in connection with this Agreement, any schedule hereto and any certificate delivered in connection herewith, regardless of the cause of action. Nothing contained in this Section 7.8 shall, however, limit a party’s right to pursue equitable remedies, including injunctive relief and specific performance as provided in this Agreement.

ARTICLE 8

TERMINATION

8.1 Termination of Agreement.  The Parties may terminate this Agreement as provided below:

(a) SEAC and Videocon d2h may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) SEAC may terminate this Agreement by giving written notice to Videocon d2h at any time prior to the Closing (i) in the event Videocon d2h has breached or failed to perform in any material respect any representation, warranty, or covenant contained in this Agreement which breach or failure to perform (A) would cause any condition precedent under Section 6.1 not to be satisfied and (B) either cannot be cured or, if curable, is not cured by Videocon d2h on or before the earlier of March 31, 2015 and the date which is thirty (30) Business Days following receipt by Videocon d2h of written notice of such breach or failure or (ii) if the Closing shall not have occurred on or before the later of (x) March 31, 2015 or (y) if the Effective Date has occurred, forty-five (45) Business Days from the Effective Date, by reason of the failure of any condition precedent under Section 6.1 hereof (unless the failure results primarily from SEAC itself materially breaching any representation, warranty, or covenant contained in this Agreement);

(c) SEAC may terminate this Agreement by giving written notice to Videocon d2h in accordance with Section 1.1(b), Section 4.5 or Section 4.6;

(d) Videocon d2h may terminate this Agreement by giving written notice to SEAC at any time prior to the Closing (i) in the event SEAC has breached or failed to perform in any material respect any representation, warranty, or covenant contained in this Agreement which breach or failure to perform (A) would cause any condition precedent under Section 6.2 not to be satisfied and (B) either cannot be cured or, if curable, is not cured by SEAC on or before the earlier of March 31, 2015 and the date which is thirty (30) Business Days following receipt by SEAC of written notice of such breach or failure or (ii) if the Closing shall not have occurred on or before the later of (x) March 31, 2015 or (y) if the Effective Date has occurred, forty-five (45) Business Days from the Effective Date, by reason of the failure of any condition precedent under Section 6.2 hereof (unless the failure results primarily from Videocon d2h breaching any representation, warranty, or covenant contained in this Agreement); or

(e) Videocon d2h may terminate this Agreement by giving written notice to SEAC in accordance with Section 1.1(b).

8.2 Effect of Termination.  If this Agreement is terminated pursuant to Section 8.1, all obligations of the Parties under this Agreement will terminate; provided, however, that this Section 8.2 and Article 10 will survive the termination. Nothing in this Article 8 will release any Party from any liability for any willful or intentional breach of any covenant or agreement in this Agreement. In no event shall the liability of any Party under this Agreement after termination of this Agreement for any reason exceed USD 1.5 million.

ARTICLE 9

DEFINITIONS

“2015 Budget” has the meaning set forth in Section 3.7(e) above.

“8-A12(b)” has the meaning set forth in the definition of “Registration Statements”.

“Additional SEAC Filings” has the meaning set forth in Section 4.9 above.

“ADRs” or “American Depositary Receipts” means one or more certificates evidencing the ADSs.

“ADSs” means the American Depositary Shares representing the Shares deposited by Videocon d2h with the Depositary pursuant to Section 1.1 hereof, which may be in certificated or uncertificated form.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, Orders, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, damages, deficiencies, diminution in value, costs of investigation, court costs, and other expenses (including interest, penalties and reasonable attorneys’ fees and expenses) whether in connection with Third Party Claims or claims among the parties related to the enforcement of the provisions of this Agreement.

“Affiliate” means, with respect to the Person to which it refers, (a) a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person, (b) any officer, director or shareholder of such Person, and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preface above.

“Ancillary Agreements” means the Shareholder Lockup, Tag Along and Voting Agreement, the Sponsor Lockup Agreement, the Distribution Agent Agreement and the Deposit Agreement.

“Annual Financial Statements” has the meaning set forth in Section 3.7(a) above.

“Basket” has the meaning ascribed to such term in Section 7.4(a) above.

“Business” means the business of (a) providing direct-to-home services which distribute multiple television channels and allied video and audio services to subscribers in India and (b) providing any other products or services that Videocon d2h provides, or is actively consider providing, at any time during the twelve (12) months prior to the Closing Date.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York or India.

“Cap” has the meaning set forth in Section 7.4(b) above.

“Chairman” has the meaning set forth in Section 10.15 below.

“Closing” has the meaning set forth in Section 1.3 above.

“Closing Date” has the meaning set forth in Section 1.3 above.

“Code” means the Internal Revenue Code of 1986, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Consent” means, with respect to any Person, any consent, approval, authorization, permission or waiver of, or registration, declaration or other action or filing with or exemption by such Person.

“Consumer Premises Equipment” means the hardware equipment for the reception of direct-to-home content provided by Videocon d2h to its subscribers and located on the premises of Videocon d2h’s subscribers and its warehouse and service franchises, primarily consisting of (a) a satellite dish antenna, (b) a Low Noise Block downconverter Feedhorn (LNBF), (c) a set-top box, (d) a smart card and (e) cable to connect the satellite dish antenna to the set-top box.

“Contract” means any oral or written contract, obligation, understanding, commitment, lease, license, purchase order, bid or other agreement.

“Contribution Amount” means has the meaning set forth in Section 1.1(a) above.

“Covered Persons” has the meaning set forth in Section 5.3(a) above.

“Deposit Agreement” means the Deposit Agreement by and between Videocon d2h and the Depositary, in the form to be agreed to by Videocon d2h, SEAC and the Depositary.

“Depositary” means Deutsche Bank Trust Company Americas.

“Disclosure Schedule” means the disclosure schedule delivered by Videocon d2h to SEAC on the date hereof.

“Distribution Agent” means a reputable bank, transfer agent or trust company mutually selected by SEAC and Videocon d2h prior to the Closing Date to act as distribution agent under the Distribution Agent Agreement.

“Distribution Agent Agreement” means the Distribution Agent Agreement by and among Videocon d2h, SEAC (and/or SEAC’s Agent) and the Distribution Agent, in the form to be agreed to by Videocon d2h, SEAC (and/or SEAC’s Agent) and the Distribution Agent.

“Effective Date” has the meaning set forth in Section 1.1(b) above.

“Employee Benefit Plan” means any (a) deferred compensation or retirement plan, fund, program, or arrangement, (b) equity-based plan, program, or arrangement (including any share capital option, share capital purchase, share capital ownership, share capital appreciation, phantom share capital, or restricted share capital plan) or (c) other retirement, severance, bonus, profit-sharing, incentive, health, medical, surgical, hospital, indemnity, welfare, sickness, accident, disability, death, apprenticeship, training, day care, scholarship, tuition reimbursement, education, adoption assistance, prepaid legal services, termination, unemployment, vacation or other paid time off, change in control, or other similar plan, fund, program, or arrangement, whether written or unwritten, that is sponsored, maintained, or contributed to, or required to be maintained or contributed to, by Videocon d2h for the benefit of any present or former officers, employees, agents, directors, consultants, or independent contractors of Videocon d2h.

“Environmental, Health, and Safety Requirements” means all Laws and Orders in India applicable to Videocon d2h concerning public health and safety, worker and occupational health and safety, natural resources and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, materials, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, fuel oil products and byproducts, mold, asbestos, polychlorinated biphenyls, noise, or radiation.

“Excluded Equity Capital” means, collectively, (i) the Shareholder Earnout Shares, (ii) any equity securities to be issued pursuant to the Videocon d2h Employees Stock Option Scheme 2014 (or any other scheme approved by the Board of Directors of Videocon d2h) and (iii) any equity securities to be issued to Sponsor and Mr. Saurabh Dhoot as required by Section 6.1(r); provided, however, that solely for the purposes of Section 1.1(c), the reference to Fully Diluted Equity Capital shall take into account the Shareholder Earnout Shares.

“Exclusivity End Date” has the meaning set forth in Section 4.7(c) above.

“F-4” has the meaning set forth in the preliminary statements above.

“F-4 Contracts” has the meaning set forth in Section 3.13(c) above.

“F-6” has the meaning set forth in the definition of “Registration Statements.”

“Financial Statements” has the meaning set forth in Section 3.7(a) above.

“Fully Diluted Equity Capital” means all of the outstanding share capital or other ownership interests of Videocon d2h, in whatever form, including any securities convertible or exchangeable into share capital or other ownership interests of Videocon d2h, after taking into account the Shares issued pursuant to Section 1.1(a) above, but, without taking into account the Excluded Equity Capital.

“Governmental Body” means any foreign or domestic federal, state or local government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing.

“Hazardous Substances” means (a) petroleum or petroleum products, flammable materials, explosives, radioactive materials, radon gas, lead-based paint, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), transformers or other equipment that contain dielectric fluid containing PCBs and toxic mold or fungus of any kind or species, (b) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” or words of similar import under any applicable Environmental, Health, and Safety Requirements, and (c) any other chemical, material or substance exposure to which is prohibited, limited or regulated under any applicable Environmental, Health, and Safety Requirements.

“IFRS” means the English language version of the International Financial Reporting Standards in effect from time to time as issued by the International Accounting Standards Board.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication): (a) the principal of, interest on and premium (if any) in respect of indebtedness of such Person for borrowed money; (b) the principal of, interest on and premium (if any) in respect of obligation of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 90 days of incurrence); (d) capitalized lease obligations of such Person; (e) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables); and (f) the principal component of indebtedness of other Persons to the extent guaranteed by such Person.

“Indemnified Party” has the meaning set forth in Section 7.6(a) above.

“Indemnifying Party” has the meaning set forth in Section 7.6(a) above.

“Indian Rupee”, “INR” or “Rs.” means the lawful currency from time to time of India.

“Indian Rupee/U.S. Dollar Exchange Rate” means the number of Indian Rupees exchangeable for a U.S. Dollar as reported by Bloomberg at 12:00 Noon on each date such exchange rate is required to be determined.

“Initial Performance Hurdle” means that the last sales price of the Videocon d2h ADSs on the NASDAQ Stock Market (converted into Indian Rupees on each such day at the Indian Rupee/U.S. Dollar Exchange Rate on such date) for any 20 trading days within any 30-trading day period within three (3) years from the Closing Date (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) equals or exceeds 125% of the Listing Price.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate and business names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all Software, (g) all material advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Intellectual Property Licenses” means any Contract pursuant to which Videocon d2h uses Intellectual Property which is not owned by Videocon d2h or pursuant to which Videocon d2h grants any other Person the right to use any Intellectual Property owned or licensed by Videocon d2h.

“Interim Financial Statements” has the meaning set forth in Section 3.7(a) above.

“Knowledge” means (a) in the case of Videocon d2h, the actual knowledge of Saurabh Pradipkumar Dhoot, Anil Khera, Rohit Jain and Avanti Kumar Kanthaliya, and (b) in the case of SEAC, the actual knowledge of Harry E. Sloan, Jeff Sagansky and James Graf.

“Law” means any foreign or domestic federal, state or local law, statute, code, ordinance, regulation, rule, consent agreement, constitution or treaty of any Governmental Body, including common law.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by Videocon d2h.

“Leases” means all written or oral leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Videocon d2h holds any Leased Real Property.

“Lien” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse claim, liability, interest, charge, preference, priority, proxy, transfer restriction (other than restrictions under the Securities Act, state securities laws and similar non-U.S. laws), encroachment, Tax, order, community property interest, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant or zoning restriction.

“Listing Price” means the price per ADS issued to the SEAC Distribution Record Holders converted into Indian rupees at the Indian Rupee/U.S Dollar Exchange Rate prevailing on the Closing Date.

“Material Adverse Effect” or “Material Adverse Change” means any event, change, circumstance, effect or other matter that has had or is reasonably expected to have a material adverse effect on (a) the business, financial condition assets or results of operations of Videocon d2h, taken as a whole, or (b) the ability of Videocon d2h to consummate timely the transactions contemplated by this Agreement; provided, however, that none of the following, either alone or in combination, will constitute, or be considered in determining whether there has been, a Material Adverse Effect: any event, change, circumstance, effect or other matter resulting from or related to (i) any outbreak or escalation of war or major hostilities or any act of terrorism, (ii) changes in Laws, IFRS or enforcement or interpretation thereof, (iii) changes that generally affect the industries and markets in which Videocon d2h operates, (iv) changes in financial markets, general economic conditions (including prevailing interest rates, exchange rates, commodity prices and fuel costs) or political conditions, (v) any failure, in and of itself, of Videocon d2h to meet any published or internally prepared projections, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics (it being understood that the facts and circumstances underlying any such failure may be considered in determining whether there has been a Material Adverse Effect), (vi) any action taken or failed to be taken pursuant to or in accordance with this Agreement or at the written request of, or consented to in writing by, SEAC, or (vii) the execution or delivery of this Agreement, the consummation of the transactions contemplated by this Agreement or the public announcement or other publicity with respect to any of the foregoing; provided, however, that the exceptions in clauses (i) through (iv) above shall not apply to the extent that the impact of such event, change, circumstance, effect or other matter is disproportionately adverse to Videocon d2h relative to other companies in any industry in which Videocon d2h operates.

“Material Contracts” means, collectively, the Contracts required to be listed in Section 3.13(a) of the Disclosure Schedule.

“Net Debt” means at any date the principal of, interest due on and premium (if any) in respect of all of the outstanding bank term loans (whether short or long term) of Videocon d2h, less all of Videocon d2h’s cash, cash equivalents and all deposits maintained with such banks.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means (a) any certificate or articles of incorporation, bylaws, certificate or articles of formation, operating agreement or partnership agreement, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.

“Party” has the meaning set forth in the preface above.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permit” means any license, import license, export license, franchise, Consent, permit, certificate, certificate of occupancy or Order issued by any Person.

“Permitted Lien” means any (a) liens for Taxes not yet due or payable or for Taxes that Videocon d2h is contesting in good faith through appropriate proceedings in a timely manner, in each case for which adequate reserves have been established and shown on the balance sheet contained within the Interim Financial Statements, (b) liens of landlords, carriers, warehousemen, workmen, repairmen, mechanics, materialmen and similar liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, (c) restrictions, easements, covenants, reservations, rights of way or other similar matters of title to the Leased Real Property of record, and (d) zoning ordinances, restrictions, prohibitions and other requirements imposed by any Governmental Body, all of which do not materially interfere with the conduct of the business of Videocon d2h.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Proceeding” means any action, audit, lawsuit, litigation, investigation or arbitration (in each case, whether civil, criminal or administrative) pending by or before any Governmental Body or arbitrator.

“Proxy Statement” means the proxy statement to be filed by SEAC with the SEC in connection with the transactions contemplated by this Agreement.

“Record Date” means the record date set by SEAC for the SEAC Shareholder Meeting.

“Registration Statements” shall mean the F-4, the Depositary’s Registration Statement on Form F-6 (the “F-6”) for the registration under the Securities Act of the ADS and Videocon d2h’s Registration Statement on Form 8-A (the “8-A12(b)”) for the registration under Section 12(b) of the Exchange Act of the Shares and the ADSs, as each may be amended from time to time.

“Required SEAC Vote” means the vote of such holders of shares of SEAC’s common stock as set forth in the Proxy Statement required to approve the SEAC Stockholder Voting Matters.

“Rules” has the meaning set forth in Section 10.15 below.

“SEAC” has the meaning set forth in the preface above.

“SEAC Acquisition Proposal” has the meaning set forth in Section 4.7(b).

“SEAC Distribution Record Date” has the meaning set forth in Section 1.2(b) above.

“SEAC Distribution Record Holders” has the meaning set forth in Section 1.2(b) above.

“SEAC Distribution Record Holder ADSs” has the meaning set forth in Section 1.2(c) above.

“SEAC Expense Amount” means the amount payable in respect of any and all legal, accounting, tax, financial advisory and other professional or transaction related costs, fees and expenses incurred by SEAC or their Affiliates in connection with this Agreement or in investigating, pursuing or completing the transactions contemplated hereby (including any amounts owed to any consultants, auditors, accountants, attorneys, brokers or investment bankers), including expenses of printers and travel and other ancillary expenses along with expenses incurred in connection with the procurement of directors’ and officers’ insurance policies for SEAC’s directors.

“SEAC Indemnitees” has the meaning set forth in Section 7.1 above.

“SEAC Stockholder Meeting” means a meeting of the stockholders of SEAC to vote on the SEAC Stockholder Voting Matters.

“SEAC Stockholder Voting Matters” means, collectively, proposals to approve (a) the adoption of this Agreement and (b) the other proposals submitted to the vote of SEAC’s stockholders in the Proxy Statement.

“SEAC’s Agent” has the meaning set forth in Section 10.17(a) below.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Sellers” has the meaning set forth in Section 4.14 above.

“Shareholder” means a holder of equity capital of Videocon d2h as of the date hereof.

“Shareholder Earnout Shares” has the meaning set forth in Section 1.1(c) above.

“Shareholder Lockup, Tag Along and Voting Agreement” means the Lockup, Tag Along and Voting Agreement in the form of Exhibit A attached hereto.

“Shares” has the meaning set forth in the preliminary statements above.

“SIAC” has the meaning set forth in Section 10.15 below.

“Sponsor” means Global Eagle Acquisition LLC and its successors and assigns.

“Sponsor Lockup Agreement” means the Lockup Agreement in the form of Exhibit B attached hereto.

“Software” means computer software programs (and all enhancements, versions, releases, and updates thereto), including software compilations, software tool sets, compilers, higher level or “proprietary” languages and all related programming and user documentation, whether in source code, object code or human readable form, or any translation or modification thereof that substantially preserves its original identity.

“Subsequent Performance Hurdle” means that the last sales price of the Videocon d2h ADSs on the NASDAQ Stock Market (converted into Indian Rupees on each such day at the Indian Rupee/U.S. Dollar Exchange Rate on such date) for any 20 trading days within any 30-trading day period within three (3) years from the Closing Date (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) equals or exceeds 150% of the Listing Price.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any manager, management board, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Survival Date” has the meaning set forth in Section 7.3 above.

“Systems” has the meaning set forth in Section 3.19 above.

“Tax” or “Taxes” means any U.S. federal, state, local and foreign non-U.S. net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, abandoned property or escheat, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge (and any liability incurred or borne by virtue of the application of Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign non-U.S. Law), as a transferee or successor, by contract or otherwise), together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 7.6(a) above.

“Trust Account” means the trust account established for the benefit of the public stockholders of SEAC.

“U.S. Dollar”, “USD” or “$” means the lawful currency from time to time of the United States of America.

“Videocon d2h” has the meaning set forth in the preface above.

“Videocon d2h Acquisition Proposal” has the meaning set forth in Section 4.7(a).

“Videocon d2h Indemnitees” has the meaning set forth in Section 7.2 above

“Videocon d2h Securities” means all of the outstanding securities of Videocon d2h.

ARTICLE 10

MISCELLANEOUS

10.1 Press Releases and Public Announcements.  Videocon d2h shall not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of SEAC, except as required by applicable Law. Videocon d2h shall not provide any written materials (including by email) to its employees generally (or to any subset thereof), or to its customers or partners generally (or to any subset thereof), regarding the subject matter of this Agreement without the prior written approval of SEAC except as contemplated herein or required to affect the objectives of this Agreement or as required by applicable law. Except to the extent required by the Securities Act and the Securities Exchange Act (or stock exchange listing standards), SEAC shall not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Videocon d2h.

10.2 No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, other than as provided in Article 7 with respect to the SEAC Indemnitees and the Videocon d2h Indemnitees, as provided in Section 5.3 or as provided in Section 4.14; provided, however, that with respect to any SEAC Distribution Record Holder of SEAC who is a SEAC Indemnitee, any rights or remedies available to such SEAC Distribution Record Holder under the terms of this Agreement may only be enforced by the SEAC Agent acting in accordance with Section 10.17.

10.3 Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

10.4 Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of SEAC and Videocon d2h.

10.5 Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

10.6 Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7 Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) when sent by electronic mail or facsimile, on the date of transmission to such recipient, (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Videocon d2h:	Videocon House 2nd Floor, Fort House, 221, Dr. D N Road Mumbai – 400001, India Attention: Saurabh Dhoot Email: sdhoot@videoconmail.com

Copy to:	Videocon House 2nd Floor, Fort House, 221, Dr. D N Road Mumbai – 400001, India Attention: Amruta Karkare Designation: Company Secretary, Videocon d2h Limited Email: A.Karkare@vfin.in
If to SEAC or SEAC’s Agent:	Silver Eagle Acquisition Corp. 1450 2nd Street, Suite 247 Santa Monica, CA 90401 Attention: Chief Financial Officer Email: jgraf@geacq.com
Copy to:	McDermott Will & Emery LLP 340 Madison Avenue New York, NY 10173 Attention: Joel L. Rubinstein, Esq. Facsimile: (212) 547-5444 Email: jrubinstein@mwe.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.8 Governing Law.  This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in contract, tort, equity or otherwise, shall be governed by and construed in accordance with the domestic Laws of the State of New York (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without giving effect to any choice or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York, except to the extent that the Laws of another jurisdiction would be mandatorily applicable the transactions contemplated hereby.

10.9 Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by SEAC and Videocon d2h. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10 Injunctive Relief.  The Parties to this Agreement hereby agree that, in the event of breach of this Agreement, damages would be difficult, if not impossible, to ascertain, that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to and without limiting any other remedy or right it may have, each Party to this Agreement shall be entitled to an injunction or other equitable relief in any court of competent jurisdiction, without any necessity of proving damages or any requirement for the posting of a bond or other security, enjoining any such breach, and enforcing specifically the terms and provisions. The Parties to this Agreement hereby waive any and all defenses he, she or it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.

10.11 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.12 Expenses.  Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. For the avoidance of doubt, the Parties acknowledge and agree that Videocon d2h shall be responsible for payment of any filing fees owed to the SEC or Nasdaq, any costs and expenses (including premiums) incurred in connection with the procurement of directors’ and officers’ insurance (other than for any “tail” policies to be acquired by SEAC for SEAC’s directors), any costs, fees and expenses to its consultants, auditors, accountants, attorneys, brokers or investment bankers and any application or listing fees related to this Agreement and the transactions contemplated hereby.

10.13 Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

10.14 Incorporation of Exhibits.  The exhibits and other schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.15 Arbitration.  All claims and disputes arising under or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be resolved by binding arbitration in Singapore administered by the Singapore International Arbitration Centre (“SIAC”) under the Arbitration Rules of the SIAC (the “Rules”). The arbitration shall be conducted before a panel of three arbitrators. SEAC and Videocon d2h shall select one arbitrator in accordance with the Rules. SEAC and Videocon d2h shall then attempt to agree on the third arbitrator (the “Chairman”) within twenty (20) days of the confirmation of the second arbitrator. If SEAC and Videocon d2h fail to agree on the Chairman within such period, then such Chairman shall be appointed by the SIAC in accordance with the Rules. The arbitration shall be conducted in the English language. The arbitration shall be governed by and construed in accordance with the domestic Laws of the State of New York (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without giving effect to any choice or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York, except to the extent that the Laws of another jurisdiction would be mandatorily applicable the transactions contemplated hereby. The arbitrators shall have the power to grant any remedy or relief that they deem just and equitable, including but not limited to injunctive relief, whether interim and/or final, and any provisional measures ordered by the arbitrators may be enforced by any court of competent jurisdiction. Notwithstanding the foregoing, nothing in this Agreement shall prevent either party from seeking any provisional/preliminary relief (including, but not limited to, injunctions, attachments or other such orders in aid of arbitration) from any court of competent jurisdiction, and any such application to a court for provisional/preliminary relief shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate. In addition, the arbitrators shall, at the request of a Party, consolidate two or more arbitrations pending under the Rules into a single arbitration where, (i) all of the claims in the arbitrations are made under this Agreement, (ii) the disputes in the arbitrations arise in connection with the legal relationship between the Parties created by this Agreement, or (iii) the parties have agreed to consolidation. In cases of consolidation, all arbitrations shall be consolidated into the arbitration between the Parties. Except as may be otherwise required by Law or subpoena, the Parties (including their counsel and other representatives), the witnesses and the arbitrators may not disclose the existence, contents or results of any arbitration conducted hereunder without the prior written consent of the Parties. Any award rendered by the arbitrators shall be final and binding on the Parties, and each Party hereto waives to the fullest extent permitted by Law any right it may otherwise have under the Laws of any jurisdiction to any form of appeal of, or collateral attack against, such award. Judgment upon any awards rendered by the arbitrators may be entered in any court having jurisdiction thereof, including any court having jurisdiction over any of the Parties or their assets. All costs and fees incurred by the prevailing Party in connection with the judicial enforcement of any arbitral award, including all attorneys’ fees, shall be paid by the non-prevailing Party, and the court shall have the authority to award such costs and fees to the prevailing Party.

10.16 Trust Account Waiver.  Videocon d2h acknowledges and agrees that SEAC is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving Videocon d2h and one or more businesses or assets. Videocon d2h acknowledges and agrees that SEAC’s sole assets consist of the cash proceeds of SEAC’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. For and in consideration of SEAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, Videocon d2h, on behalf of itself and any of their respective managers, directors and officers, hereby irrevocably waive any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account, and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, any such claims against SEAC arising under this Agreement.

10.17 SEAC’s Agent.

(a) Upon receipt of the Required SEAC Vote, each of SEAC’s stockholders shall be deemed to have appointed each of Harry E. Sloan, Jeff Sagansky and James Graf (or any one of them acting singly) (collectively, “SEAC’s Agent”) for and on behalf of SEAC and such stockholders to give and receive notices and communications in connection with this Agreement and the transactions contemplated hereby, to take all actions on behalf of SEAC and such stockholders pursuant to this Agreement and any Ancillary Agreement, and to take all actions necessary or appropriate in the judgment of SEAC’s Agent for the accomplishment of the foregoing. More specifically, SEAC’s Agent shall have the authority to make all decisions and determinations and to take all actions (including giving Consents or agreeing to any amendments to this Agreement or any Ancillary Agreement or to the termination hereof or thereof) required or permitted hereunder on behalf of SEAC and each such stockholder, and any such action, decision or determination so made or taken shall be deemed the action, decision or determination of SEAC and each such stockholder, and any notice, communication, document, certificate or information required (other than any notice required by Law) to be given to any such stockholder hereunder or pursuant to any Ancillary Agreement shall be deemed so given if given to SEAC’s Agent. SEAC’s Agent shall be authorized to take all actions on behalf of SEAC and such stockholders in connection with any claims made under Article 7 of this Agreement, to defend or settle such claims, and to make payments in respect of such claims on behalf of such stockholders. No bond will be required of SEAC’s Agent, and SEAC’s Agent will receive no compensation for its services. Notices or communications to or from SEAC’s Agent will constitute notice to or from SEAC and each of such stockholders.

(b) SEAC’s Agent will not be liable for any act done or omitted hereunder as SEAC’s Agent while acting in good faith and not in a manner constituting gross negligence or willful misconduct, and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith. SEAC’s stockholders will severally indemnify SEAC’s Agent and hold SEAC’s Agent harmless against any Adverse Consequences incurred without gross negligence or willful misconduct on the part of SEAC’s Agent and arising out of or in connection with the acceptance or administration of SEAC’s Agent’s duties hereunder.

(c) A decision, act, consent or instruction of SEAC’s Agent will constitute a decision of SEAC and all of its stockholders and will be final, binding and conclusive upon SEAC and each such stockholder, and Videocon d2h may rely upon any such decision, act, consent or instruction of SEAC’s Agent as being the decision, act, consent or instruction of SEAC and each such stockholder.

10.18 Schedules.  Nothing in the schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the schedule identifies the exception with reasonably particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SEAC:

SILVER EAGLE ACQUISITION CORP.

By:	/s/ James A. Graf Name: James A. Graf Title: Vice President, Chief Financial Officer, Treasurer and Secretary

VIDEOCON D2H:

VIDEOCON D2H LIMITED

By:	/s/ Saurabh Dhoot Name: Saurabh Dhoot Title: Executive Director